Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information:
Nancy Gross
Phone: 215.519.7367
Email: Nancy.Gross@e-hps.com

HEARTLAND PAYMENT SYSTEMS UNCOVERS

Malicious Software In Its Processing System

No merchant information or cardholder Social Security numbers compromised.

Princeton, NJ – January 20, 2009 – Payments processor Heartland Payment Systems has learned it was the victim of a security breach within its processing system in 2008. Heartland believes the intrusion is contained.

“We found evidence of an intrusion last week and immediately notified federal law enforcement officials as well as the card brands,” said Robert H.B. Baldwin, Jr., Heartland’s president and chief financial officer. “We understand that this incident may be the result of a widespread global cyber fraud operation, and we are cooperating closely with the United States Secret Service and Department of Justice.”

No merchant data or cardholder Social Security numbers, unencrypted personal identification numbers (PIN), addresses or telephone numbers were involved in the breach. Nor were any of Heartland’s check management systems; Canadian, payroll, campus solutions or micropayments operations; Give Something Back Network; or the recently acquired Network Services and Chockstone processing platforms.

After being alerted by Visa® and MasterCard® of suspicious activity surrounding processed card transactions, Heartland enlisted the help of several forensic auditors to conduct a thorough investigation into the matter. Last week, the investigation uncovered malicious software that compromised data that crossed Heartland’s network.

Heartland immediately took a number of steps to further secure its systems. In addition, Heartland will implement a next-generation program designed to flag network anomalies in real-time and enable law enforcement to expeditiously apprehend cyber criminals.

Heartland has created a website – www.2008breach.com – to provide information about this incident and advises cardholders to examine their monthly statements closely and report any suspicious activity to their card issuers. Cardholders are not responsible for unauthorized fraudulent charges made by third parties.

”Heartland apologizes for any inconvenience this situation has caused,” continued Baldwin. “Heartland is deeply committed to maintaining the security of cardholder data, and we will continue doing everything reasonably possible to achieve this objective.”

About Heartland Payment Systems
Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll, check management and payments solutions to more than 250,000 business locations nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, please visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward Looking Statements
This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s annual report on Form 10- K, or Form 10-Q as applicable. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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